EXHIBIT 99.1

Stamps.com Investor Contact:	Press Contact:
Stamps.com Investor Relations	Brew PR
(310) 482-5830	(310) 600-7160
http://investor.stamps.com	dena@brewpr.com

STAMPS.COM ANNOUNCES FOURTH QUARTER AND FISCAL 2007 RESULTS

Q4 Total Revenue $24.1 million

GAAP Net Income of $2.4 million

Non-GAAP Q4 Diluted Earnings Per Share excluding Stock-Based Compensation Expense of $0.16

LOS ANGELES - February 13, 2008 - Stamps.com® Inc. (NASDAQ: STMP) today announced results for the fourth quarter and for the fiscal year ended December 31, 2007.

For the fourth quarter:

•	Total revenue was $24.1 million, a decrease of 4% versus the fourth quarter of 2006.

•	PC Postage® subscriber-related revenue, including service revenue, store revenue and insurance revenue, was $17.6 million, up 7% versus subscriber-related revenue in the fourth quarter of 2006.

•
PhotoStamps revenue was $6.5 million, down 19% versus the fourth quarter of 2006, as the Company reduced its overall level of consumer-focused marketing spending by more than 40% versus the fourth quarter of 2006 as part of its program to increase profitability in the PhotoStamps business.

•
Total gross margin was 68% versus 67% in the fourth quarter of 2006. PC Postage subscriber-related revenue gross margin was 80% versus 79% in the fourth quarter of 2006, and PhotoStamps gross margin was 35% versus 41% in the fourth quarter of 2006.

•
Total spending on PC Postage customer acquisition, excluding spending on the enhanced promotion channel (which consist of online programs where additional promotions are offered to customers, and which are excluded in the Company’s new customer metrics as explained below), was $5.7 million, up 74% from the same quarter last year, as Stamps.com continued to invest in its PC Postage sales and marketing at a higher level than last year.

•
GAAP net income was $2.4 million, or $0.12 per fully diluted share, including approximately $0.78 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in the first quarter of 2006.

•	Excluding the FASB Statement 123R expense, non-GAAP net income per fully diluted share was $0.16.

“As planned, we continued to make a large investment during the fourth quarter in marketing our PC Postage service, and that investment continues to look very positive,” said Ken McBride, Stamps.com president and CEO. “Excluding the enhanced promotion channel, during the fourth quarter we increased total gross registered customer acquisition by 44% versus the fourth quarter of 2006, and we increased the number of paid customers for our service by 35 thousand versus the fourth quarter of 2006. On the PhotoStamps business, we reduced our overall level of consumer-focused marketing spending by more than 35% versus the fourth quarter of 2006 as part of our program to increase profitability in the PhotoStamps business. As a result of this smaller and more focused marketing spending, PhotoStamps gross profits for the fourth quarter exceeded estimated total sales and marketing expenses directly related to PhotoStamps for the first time since we launched the second market test for PhotoStamps in May 2005.”

Fourth Quarter and Fiscal 2007 Detailed Results

Stamps.com reported 2007 fourth quarter GAAP net income of $2.37 million, including approximately $0.78 million, or approximately $0.04 per fully diluted share, of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began during the first quarter of 2006. On a per share basis, total 2007 fourth quarter GAAP net income was $0.12 based on fully diluted shares outstanding of 20.1 million. The approximately $775 thousand of stock-based compensation expense was allocated among cost of sales, sales and marketing, research and development, and general and administrative categories, based on individual employee or Board of Directors costs and positions, as shown in the following table.

Fourth Quarter Fiscal 2007 (all amounts in millions of dollars except per share or margin data):	Non-GAAP Amounts Excluding 123R	FASB 123R Related Costs	GAAP Amounts as Reported

Cost of Sales	$7.71	$0.07	$7.78
Research & Development	$1.79	$0.15	$1.94
Sales & Marketing	$9.27	$0.17	$9.44
General & Administrative	$3.08	$0.38	$3.46
Total Expenses	$21.84	$0.78	$22.61

Total gross margin	68.0%	(0.3%)	67.7%

Net Income	$3.14	($0.78)	$2.37

On a diluted per share basis	$0.16	($0.04)	$0.12

Shares used in per share calculation	20,131	20,131	20,131

Excluding the FASB Statement 123R expense, 2007 fourth quarter non-GAAP net income was $3.14 million. On a per share basis, 2007 fourth quarter non-GAAP net income per fully diluted share was $0.16 based on fully diluted shares outstanding of 20.1 million. This compares to 2006 fourth quarter non-GAAP net income per fully diluted share excluding 123R expenses of $0.22.

Total fiscal 2007 revenue was $85.8 million, an increase of 1% versus revenue of $84.6 million for fiscal 2006. Total fiscal 2007 PC Postage subscriber related revenue, including service revenue, store revenue and insurance revenue, was $67.0 million, up 5% versus subscriber related revenue in fiscal 2006. Total fiscal 2007 PhotoStamps revenue was $17.9 million, down 5% versus PhotoStamps revenue of $18.8 million in fiscal 2006. Total other revenue in fiscal 2007 was $0.9 million, down 50% versus $1.8 million in fiscal 2006.

Total fiscal 2007 GAAP net income was $10.7 million, including approximately $2.7 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began during the first quarter of 2006. On a per share basis, total fiscal 2007 GAAP net income was $0.50 based on fully diluted shares outstanding for the year of 21.2 million. Excluding the FASB Statement 123R expense, fiscal 2007 non-GAAP net income was $13.4 million. On a per share basis, fiscal 2007 non-GAAP net income per fully diluted share was $0.63 based on fully diluted shares outstanding of 21.2 million.

PhotoStamps

During the fourth quarter, approximately 390 thousand sheets, or more than 7.7 million individual PhotoStamps, were shipped to customers. Since the beginning of the second market test in May 2005, more than 2.5 million sheets, or more than 50 million individual PhotoStamps, have been shipped to customers. Total fourth quarter PhotoStamps revenue was $6.5 million, a decrease of 19% versus the fourth quarter of 2006. During the fourth quarter of 2007, the Company reduced its overall level of consumer-focused marketing spending by more than 35% versus the fourth quarter of 2006 as part of its program to increase profitability in the PhotoStamps business. As a result of this smaller and more focused spending, PhotoStamps gross profits for the fourth quarter exceeded estimated total sales and marketing expenses directly related to PhotoStamps.

Net Operating Losses Shareholder Notice

Under Internal Revenue Code Section 382 rules, a change in ownership can occur whenever there is a shift in ownership by more than 50 percentage points by one or more 5% shareholders within a three-year period. When a change of ownership is triggered, the Company’s net operating losses (NOL) asset may be impaired. We estimate that as of December 31, 2007 the Company was at an approximately 35% level compared with the 50% level that would trigger impairment of our NOL asset.

As part of our ongoing program to preserve future use of our NOL asset, Stamps.com requests that any shareholder contemplating owning 850 thousand shares or greater contact the Company first.

Net Operating Losses Protective Measures

Owing to the large value of the NOL asset and the risk of possible impairment through a change of ownership under Internal Revenue Code Section 382 rules, the Company is currently planning to seek shareholder approval during its 2008 annual meeting for additional measures to protect its NOL asset (the “NOL Protective Measures”).

The NOL Protective Measures would include an amendment to the Company’s articles of incorporation which would restrict transfers that would create new 5% shareholders. Investors wishing to become a 5% shareholder could request a waiver of the restriction from the Company, and the Stamps.com Board of Directors may grant a waiver if it is deemed to be in the best interest of shareholders. If the NOL Protective Measures are approved by shareholders at the Company’s 2008 annual meeting, the Company would enforce the restrictions to preserve future use of its NOL asset immediately thereafter. The Company would expect to suspend enforcement of the NOL Protective Measures in 2010, when its 382 ownership shift level is expected to materially decrease.

Share Repurchase

During fiscal 2007, the Company repurchased a combined total of 2.5 million shares for a total cost of $33 million, and over the past six quarters the Company has repurchased a combined total of 4.1 million shares for a total cost of $60 million. No shares were repurchased during the fourth quarter of fiscal 2007 as the Company was studying additional measures to protect its net operating loss asset.

On February 7, 2008, following the decision to seek approval for the NOL Protective Measures, Stamps.com Inc.'s Board of Directors approved an additional share repurchase program authorizing the Company to purchase up to 1.2 million shares of Stamps.com stock over the next six months as market and business conditions warrant.

Share purchases may be made from time to time on the open market or in negotiated transactions in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares is subject to limitations that may be imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market. Purchases may be made in the open market, or in privately negotiated transactions from time to time at the Company's discretion. The timing of purchases, if any, and the number of shares to be bought at any one time will depend on market conditions.

New Products

Stamps.com today announced the recent launch of version 7.0 of its PC Postage software. The new software, which is available at no charge to all existing and new Stamps.com customers as part of their regular service cost, includes a dramatically overhauled and improved user interface, improved support for windowed envelopes, support for printing on envelopes without postage, improved USB scale support, enhanced automated integration with leading address books, and several additional improvements. In conjunction with the release of version 7.0, Stamps.com also released multi-user support for small business and enterprise customers, and a multi-user plan is now available to all Stamps.com customers.

Business Outlook

Stamps.com currently expects total fiscal 2008 revenue to be $80 to $90 million. Fiscal 2008 GAAP net income per share is expected to be $0.60 to $0.70, including approximately $3.8 million of stock-based compensation expense related to the Company’s adoption of FASB Statement 123R that began in fiscal 2006, and also including approximately $3.8 million of an expected fiscal 2008 deferred tax benefit. Excluding the FASB Statement 123R expenses and the deferred tax benefit, non-GAAP fiscal 2008 net income per fully diluted share is expected to be $0.60 to $0.70.

Company Customer Metrics

Today, Stamps.com announced that it plans to modify its publicly available PC Postage customer metrics starting with today’s earnings release and continuing forward into fiscal 2008. The new customer metrics will be identical to the old metrics but will now exclude customers from the enhanced promotion channel so as to give a more meaningful view of the underlying long term business trends for all other marketing channels. A complete set of the old and new quarterly customer metrics over the past two fiscal years is available currently at http://investor.stamps.com (under a tab on the left side called Company Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (NASDAQ: STMP) is a leading provider of Internet-based postage services. Stamps.com (www.stamps.com) enables small businesses, enterprises, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps (www.photostamps.com) is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Since launching PhotoStamps for the third market test in May 2005, more than 50 million individual PhotoStamps have been shipped to customers. PhotoStamps is currently available under authorization of the U.S. Postal Service for its fourth phase market test with an authorization through May 16, 2008.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future and provide further information about the impact of the adoption of the new accounting standard FAS 123R. The Company believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page 2 of this press release.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the stockholders of Stamps.com and does not constitute an offer of any securities of Stamps.com for sale. Any solicitation of proxies will be made only by a definitive proxy statement mailed by Stamps.com to all of its stockholders of record on the record date for its stockholders' meeting and filed with the Securities and Exchange Commission. STAMPS.COM STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT STAMPS.COM AND THE NET OPERATING LOSS PROPOSAL. The proxy statement and other relevant materials (when they become available), as well as any other documents filed by Stamps.com with the SEC, may be obtained free of charge at the Company's web site at http://investor.stamps.com/edgar.cfm .

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results and our PhotoStamps spend that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

# # #

STAMPS.COM INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
Revenues:
Subscription	$14,621	$13,685	$55,903	$53,827
Product	2,525	2,399	9,636	8,696
Insurance	410	392	1,478	1,442
PhotoStamps	6,542	8,045	17,887	18,801
Other	-	454	907	1,820
Total revenues	24,098	24,975	85,811	84,586
Cost of revenues:
Subscription	2,536	2,609	9,659	9,882
Product	888	756	3,286	2,690
Insurance	124	117	455	442
PhotoStamps	4,228	4,734	11,854	11,618
Other	-	26	52	165
Total cost of revenues	7,776	8,242	25,306	24,797
Gross profit	16,322	16,733	60,505	59,789
Operating expenses:
Sales and marketing	9,441	8,552	33,115	27,793
Research and development	1,938	2,080	8,260	8,817
General and administrative	3,459	2,652	12,538	11,649
Total operating expenses	14,838	13,284	53,913	48,259
Income from operations	1,484	3,449	6,592	11,530
Other income, net:
Interest income	1,012	1,279	4,461	5,096
Total other income, net	1,012	1,279	4,461	5,096
Pre-tax income	2,496	4,728	11,053	16,626
Provision for income taxes	130	45	387	164
Net income	$2,366	$4,683	$10,666	$16,462
Net income per share:
Basic	$0.12	$0.21	$0.51	$0.71
Diluted	$0.12	$0.20	$0.50	$0.69
Weighted average shares outstanding:
Basic	19,805	22,609	20,815	23,233
Diluted	20,131	23,090	21,194	24,032

CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2007	2006

ASSETS
Cash and investments	$90,823	$106,074
Trade accounts receivable	2,519	2,365
Other accounts receivable	1,209	671
Other current assets	2,489	2,095
Property and equipment, net	3,790	5,084
Intangible assets, net	871	1,956
Other assets	3,252	3,305
Total assets	$104,953	$121,550

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$9,935	$10,459
Deferred revenue	$2,576	$556
Total liabilities	12,511	11,015

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	622,781	618,664
Treasury Stock	(63,737)	(30,429)
Accumulated deficit	(466,555)	(477,221)
Unrealized loss on investments	(94)	(526)
Total stockholders' equity	92,442	110,535
Total liabilities and stockholders' equity	$104,953	$121,550